                                                                    Exhibit 10.4

                              EMPLOYMENT AGREEMENT

This Employment Agreement is entered into by and between Applied Films Corporation ("Company") of 9586 I-25 Frontage Road Longmont, CO 80504, USA and Jang-Ho, Bae, an individual ("Employee") who has Korean Residence Registration Number 571109-1695929 and is currently residing at 514-1404 AReum-MaEul, IMae-Dong, BoonDang-Gu SungNam, KyungKi-Do, Korea.

1.   POSITION, RESPONSIBILITIES & DUTIES

-    Your position will be President and General Manager of Applied Films Korea
     Ltd.

- Your major responsibilities and duties are described but not limited to those in the attached job description for the position.

- You may be required to travel on the business of the Company to such places within and outside of Korea and in such manner and on such occasion as the Company may from time to time require.

2.   COMMENCEMENT AND EMPLOYMENT PERIOD

-    Your employment will commence on 1 July 2003.

- The period of this agreement is 3 Years from the commencement date of employment.

3.   REMUNERATION

- Base annual salary will be One Hundred Ninety Two Million (192,000,000) Korean Won payable by the Company in twelve (12) equal monthly installments of Sixteen Million (16,000,000) Korean Won on the 25th of each month.

- The net amount after deduction of the appropriate taxes based on the Korean Tax Law will be remitted direct to your bank account.

- Bonus will be 40% of base annual salary and will be structured in accordance with the Applied Films management bonus plan. The bonus is based on your performance and the results you achieve in your assigned position, and the overall results achieved by the Company against its goals.

- The Company will provide 3.5 Liter leased or rental car and all expenses including gas, toll fees, insurance and repairs, etc. will be covered by the Company.

- You will be granted twenty thousand (20,000) shares of Applied Films Corporation Stock Options, subject to approval of the Applied Films Board of Directors. The price of the options will be the closing price on the NASDAQ market on the day of the grant of the shares. The right to exercise the options vests over a four-year period from the date of grant. The first exercise may be made one year from the date of grant, and an additional 25% of the total options may be exercised each year after the anniversary date of the option grant date.

4.   WORK REGULATIONS

- All employees of Applied Films Korea Ltd. are governed by the regulations contained in the Korea Employee Handbook. The Employee Handbook covers most facets of your employment including work schedules, public holidays, vacations and so forth. A copy will be provided to you.

- You will be required to sign a Confidentiality and Non-Compete Agreement as a condition of employment. A copy is enclosed.

5.   BUSINESS-RELATED EXPENSES

- The company reimburses employees for actual expenses. You will be provided a company credit card to use for business expenses to minimize any need to pay expenses out of pocket.

- Any out of pocket expenses such traveling, hotel, entertainment and other expenses the Company considers reasonable and proper in the performance of your duties will be reimbursed to you. You should provide the Company with such vouchers or other evidence of actual payments of such expenses as the Company may require.

6.   TERMINATION

- Your employment with the Company can be terminated by either party by written notice to the other party of six (6) months.

- If you are terminated for cause (for example, dishonesty, criminal behavior, etc), or if you voluntarily resign or are terminated for performance reasons, the Company will make no termination payment.

- If you voluntarily resign your position or are terminated for performance reasons after one year of employment, the Company will pay you a sum equal to 12 months base monthly salary.

- If you voluntarily resign your position or are terminated for performance reasons after one year of employment, the Company shall give you the right to exercise all vested, unexercised stock options.

- The Company shall pay a retirement pension equal to 300% of monthly salary times the number of years worked for the Company.

7.   OTHER COMPANY BENEFIT PROGRAMS

- You will be eligible to participate in the Company's designated benefit programs in Korea.

-    The details are summarized in the Employee Handbook.

8.   ENTIRE AGREEMENT; AMENDMENTS

There are no other terms and conditions of employment other than those stated in this agreement and the documents referenced in this agreement. This agreement may be amended only by agreement of both parties.

9.   GOVERNING LAW

This agreement shall be governed by and construed in accordance with laws of the Republic of Korea.

Please signify your acceptance of this agreement by signing and returning it to the Company. You will be provided a duplicate copy of this Employment Agreement.


/s/ Thomas T. Edman                        4/2/04
----------------------------------------   Date
Thomas T. Edman
President and CEO Applied Films Corp.


I accept the position as outlined above:


/s/ Jang-Ho  Bae                           6/24/2003
----------------------------------------   Date
Jang-Ho, Bae